Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne Strong Names Gary Cavey as President

and CEO to Replace Retiring CEO John Wilmers

OMAHA, Nebraska (November 1, 2010) - Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, announced today the appointment of Gary L. Cavey, 61, effective today, as its President and CEO.  Mr. Cavey has also joined the Ballantyne Board of Directors concurrent with his appointment as President and CEO.  Mr. Cavey’s appointment is the culmination of an extensive, yearlong search to find a successor to John Wilmers, 66, who has retired as President, CEO and member of the Board of Directors.  In September 2009 Ballantyne and Mr. Wilmers initiated a CEO transition process, providing approximately two years to identify and confirm a new CEO prior to Mr. Wilmers’ planned retirement by year-end 2011.  Mr. Wilmers will remain with Ballantyne over the next 14 months to work through the CEO transition and will be primarily involved in expanding Ballantyne’s growing Asian business efforts.

Mr. Cavey brings 31 years of management experience and substantial accomplishments to Ballantyne.  Since 2009 he has served as COO of Midland Radio Corporation, an international industry leader in the manufacture and sale of two-way wireless communications systems for consumer and industrial applications, where he has led a successful turnaround.

William F. Welsh II, Chairman of the Board, stated: “Over the past 14 years, John Wilmers successfully navigated Ballantyne through a period of substantial industry change.  He has played an instrumental role in transforming the Company into a leading provider of digital cinema products and services, achieving record revenues in the second quarter of this year.  We believe Gary Cavey possesses the requisite management talent, international experience and leadership skills to build upon Ballantyne’s strong industry position.  We are confident in his ability to leverage our seasoned senior management team, long-term industry reputation, global footprint and substantial financial resources to drive continued growth and bottom line performance at Ballantyne.”

From 1999 to 2008, Mr. Cavey was President/CEO & Chairman of MAC Equipment, Inc., a leading manufacturer and marketer of pneumatic conveying and air filtration systems serving numerous industries.  Under Mr. Cavey’s leadership, sales at MAC doubled to $95 million with significant growth in profitability, paving the way for MAC’s sale on very favorable terms.  From 1994 to 1998, Mr. Cavey was President and COO of the Industrial Products Group of Valmont Industries, a NYSE-listed producer of commercial and industrial products for a variety of applications and end markets including utilities, government, communications, etc.  Mr. Cavey played an instrumental role in driving operating income growth of 15% per year at this Valmont unit with annual revenue of

$350 - $400 million.  From 1981 to 1994, Mr. Cavey held marketing and sales positions of increasing responsibility with Valmont.

Mr. Cavey has a BS in Marketing/Management from the University of Nebraska and a Senior Management Degree from the Massachusetts Institute of Technology.  He has also completed graduate studies at the University of Georgia and University of Michigan business schools.  He is currently a Director at McCain, Inc., a manufacturer of parking, traffic and transportation solutions.

John Wilmers commented, “My 29-year tenure at Ballantyne has been an enormously rewarding personal and professional experience for which I am very thankful.  It would not have been possible without the dedication and hard work of the amazing team at Ballantyne, as well as the ongoing confidence, trust and support of our customers and partners.  I look forward to assisting Gary in the transition and introducing him to customers, partners and the investment community over the coming months as well as focusing on the significant opportunities we see in Asia.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

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CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500 or btn@jcir.com